Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:	Media Relations Contact:
Raphael Gross	Liz Brady DiTrapano
203-682-8253 investorrelations@dfrg.com	646-277-1226 liz.brady@icrinc.com

Del Frisco’s Restaurant Group, Inc. Announces Fourth Quarter & Fiscal Year 2012 Results

Company Provides Outlook for Fiscal Year 2013

SOUTHLAKE, TX — (GLOBE NEWSWIRE) — February 21, 2013 — Del Frisco’s Restaurant Group, Inc. (NASDAQ: DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the fourth quarter and fiscal year ended December 25, 2012. The Company also provided an outlook for fiscal year 2013.

Key highlights from the fourth quarter 2012 compared to the fourth quarter 2011 include:

•	Consolidated revenues increased 12.5% to $80.9 million from $71.9 million

•

Total comparable restaurant sales increased 2.7%, including an increase of 5.9% at Del Frisco’s and a decrease of 1.5% at Sullivan’s, following a total comparable restaurant sales increase of 9.5% in the fourth quarter of the previous year

•

The fourth quarter 2012 was negatively impacted by an estimated $1.1 million in lost revenues related to Hurricane Sandy. This included an estimated $0.8 million in lost revenues at comparable restaurants, which reduced comparable restaurant sales growth by 130 basis points

•	Cost of sales, as a percentage of consolidated revenues, decreased slightly to 30.4% from 30.5%

•	Net income of $7.6 million, or $0.32 per diluted share, compared to net income of $7.0 million, or $0.39 per diluted share, in the fourth quarter of last year

•	Adjusted net income*, a non-GAAP measure, of $7.5 million, or $0.31 per diluted share, compared to $7.7 million, or $0.43 per diluted share, in the fourth quarter of the previous year

•	Restaurant-level EBITDA**, a non-GAAP measure, increased 10.8% to $20.5 million from $18.5 million

Key highlights from the fiscal year 2012 compared to fiscal year 2011 include:

•	Consolidated revenues increased 17.0% to $232.4 million from $198.6 million

•

Total comparable restaurant sales increased 4.2%, including an increase of 6.6% at Del Frisco’s and an increase of 1.2% at Sullivan’s, following a total comparable restaurant sales increase of 11.2% in 2011

•	Cost of sales, as a percentage of consolidated revenues, remained constant at 30.6%

•	Net income of $13.8 million, or $0.67 per diluted share, compared to net income of $9.0 million, or $0.50 per diluted share, in 2011

•	Adjusted net income*, a non-GAAP measure, of $19.3 million, or $0.94 per diluted share, compared to $14.1 million, or $0.79 per diluted share, in 2011

•	Restaurant-level EBITDA**, a non-GAAP measure, increased 19.4% to $56.5 million from $47.3 million

*	Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus the sum of the asset advisory agreement termination fee, related party management fees and expenses, the write-off of debt issuance costs, and the public company transaction bonuses, minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

**	Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, asset advisory agreement termination fee, related party management fees and expenses, public company transaction bonuses and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

“We are pleased to have exceeded our 2012 outlook for comparable restaurant sales and adjusted EBITDA growth. While our core restaurants performed well despite ongoing inflationary pressures, we are particularly encouraged by the momentum of our most recent openings as they are generating volumes above their initial plans and gaining operating efficiencies. As the ‘next generation’ full-service dining restaurant company, we pride ourselves on providing all of our guests with a high-energy and exceptional dining experience and are clearly upholding that commitment. This year, we look forward to continue executing on our stated objectives, which include opening five Del Frisco’s Grille restaurants,” said Mark S. Mednansky, Chief Executive Officer of Del Frisco’s Restaurant Group, Inc.

Review of Fourth Quarter 2012 Operating Results

Consolidated revenues increased $9.0 million, or 12.5%, to $80.9 million in the fourth quarter of 2012 from $71.9 million in the fourth quarter of 2011. This increase was primarily due to a 2.7% increase in total comparable restaurant sales and 58 additional operating weeks resulting from four restaurant openings since the fourth quarter of the previous year. Total operating weeks for all concepts during the fourth quarter of 2012 increased 12.4% to 527 from 469 in the fourth quarter of 2011.

The Company estimates that it lost approximately $1.1 million in revenues during the fourth quarter of 2012 due to the impact of Hurricane Sandy. Affected restaurants included three Del Frisco’s locations in New York City, Boston, MA; and Philadelphia, PA; two Del Frisco’s Grille locations in New York City and Washington, D.C.; and three Sullivan’s locations in Baltimore, MD; King of Prussia, PA; and Wilmington, DE. Of the lost revenues, $0.8 million was related to comparable restaurants, which reduced comparable restaurant sales growth by 130 basis points.

Cost of sales increased $2.7 million, or 12.3%, to $24.6 million in the fourth quarter of 2012 from $21.9 million in the fourth quarter of 2011. As a percentage of consolidated revenues, cost of sales decreased slightly to 30.4% from 30.5%.

Restaurant-level EBITDA** increased $2.0 million, or 10.8%, to $20.5 million in the fourth quarter of 2012 from $18.5 million in the fourth quarter of 2011. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 25.4% from 25.7%.

General and administrative costs increased $1.7 million to $4.8 million, or 5.9% of consolidated revenues, from $3.1 million, or 4.5% of consolidated revenues, due in part to public company related expenses, including stock compensation expense, as well as growth in management-level personnel to support recent and anticipated growth.

Net income in the fourth quarter of 2012 was $7.6 million, or $0.32 per diluted share, compared to net income of $7.0 million, or $0.39 per diluted share, in the fourth quarter of 2011. Adjusted net income *, a non-GAAP measure, was $7.5 million, or $0.31 per diluted share in the fourth quarter of 2012, compared to $7.7 million, or $0.43 per diluted share, in the fourth quarter of the previous year. The share base was 23.8 million in the fourth quarter of 2012 compared to 18.0 million in the fourth quarter of 2011.

Segment Results

The Company operates the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille brands as operating segments.

Del Frisco’s Double Eagle Steak House

•

Revenues increased $3.3 million, or 8.3%, to $43.4 million in the fourth quarter of 2012 from $40.1 million in the fourth quarter of 2011. The improvement was primarily due to a 5.9% increase in comparable restaurant sales, comprised of a 3.9% increase in average check and a 2.0% increase in entrée counts. This increase follows a comparable restaurant sales increase of 10.3% in the fourth quarter of the previous year. Operating weeks for the quarter increased to 148 from 144 as a result of the restaurant opening in Chicago, IL.

•

Restaurant-level EBITDA** increased 11.9% to $13.2 million in the fourth quarter of 2012 from $11.8 million in the fourth quarter of 2011, as the concept benefitted primarily from lower cost of sales, restaurant operating expenses, and marketing and advertising costs as a percentage of revenues.

•

For the full year, revenues increased $13.3 million, or 11.9%, to $124.7 million from $111.4 million in 2011. The improvement was primarily due to a 6.6% increase in comparable restaurant sales, comprised of a 4.2% increase in average check and a 2.4% increase in entrée counts. This increase follows a comparable restaurant sales increase of 13.3% in the previous year. Operating weeks for the year increased to 472 from 452. For the full year, the average unit volume of Del Frisco’s Double Eagle Steak House increased 7.2% to $13.3 million.

Sullivan’s Steakhouse

•

Revenues decreased $0.3 million, or 1.1%, to $27.3 million in the fourth quarter of 2012 from $27.6 million in the fourth quarter of 2011. The decrease was due primarily to a 1.5% decrease in comparable restaurant sales for the fourth quarter of 2012 comprised of a 0.4% increase in average check and a 1.9% decrease in entrée counts. This decrease follows a comparable restaurant sales increase of 8.6% in the fourth quarter of last year. Operating weeks for the quarter remained consistent at 304 for both periods.

•

Restaurant-level EBITDA** decreased 9.8% to $5.5 million in the fourth quarter of 2012 from $6.1 million in the fourth quarter of 2011, as the concept experienced higher cost of sales and restaurant operating expenses, but lower marketing and advertising costs as a percentage of revenues.

•

For the full year, revenues increased $1.0 million, or 1.2%, to $83.8 million from $82.8 million in 2011. The improvement was primarily due to a 1.2% increase in comparable restaurant sales, comprised of a 2.5% increase in average check partially offset by a 1.3% decrease in entrée counts. This increase follows a comparable restaurant sales increase of 8.7% in the previous year. Operating weeks for the year remained consistent at 988 for both periods. For the full year, the average unit volume of Sullivan’s increased 1.2% to $4.4 million.

•	The Sullivan’s in Dallas, Texas which was closed in June 2012 has been reclassified to discontinued operations and therefore is not included in the aforementioned results for the affected periods.

Del Frisco’s Grille

•

Revenues increased $6.0 million to $10.2 million in the fourth quarter of 2012 from $4.2 million in the fourth quarter of 2011. The increase was primarily due to 54 additional operating weeks resulting from the opening of three Grilles during 2012 and one Grille during the fourth quarter of 2011.

•

Restaurant-level EBITDA** increased to $1.8 million in the fourth quarter of 2012 from $0.6 million in the fourth quarter of 2011. This increase was primarily due to operating week growth, although the concept benefitted from lower restaurant operating expenses, marketing and advertising costs as a percentage of revenues.

Restaurant Portfolio

As of December 25, 2012, Del Frisco’s Restaurant Group, Inc. owned and operated 34 restaurants across 19 states and Washington, DC, including ten Del Frisco’s, 19 Sullivan’s, and five Del Frisco’s Grille locations. During the fourth quarter, the Company opened a Del Frisco’s Grille in Atlanta, GA and a Del Frisco’s Double Eagle Steak House in Chicago, IL.

Outlook

Based on current information, Del Frisco’s Restaurant Group, Inc. is introducing the following guidance for the 53-week fiscal year 2013, which ends on December 31, 2013.

•	Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)

•	Five Del Frisco’s Grille restaurant openings (one each at the end of the first, second and third fiscal quarters, and two during the fourth quarter)

•	Cost of sales of 30.8% to 31.2% of consolidated revenues

•	Restaurant-level EBITDA** of 22.8% to 23.3% of consolidated revenues

•	General and Administrative expenses of $17.0 million to $18.0 million

•	Effective tax rate of approximately 30% to 32%

•	Earnings per diluted share of $0.92 to $0.96 based on an annual weighted average diluted common shares outstanding of approximately 23.9 million (versus 20.4 million shares during 2012)

•	Gross capital expenditures (before tenant allowances) of $27 million to $29 million

Conference Call

The Company will host a conference call to discuss the financial results for the fourth quarter ended December 25, 2012 at 7:30 am central time today. Hosting the call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-300-2318 or for international callers by dialing 719-325-2307. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 8484857. The replay will be available until Thursday, February 28, 2013.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco’s Restaurant Group, Inc.

Based in Southlake, TX, Del Frisco’s Restaurant Group owns and operates three contemporary, high-end, complementary restaurant concepts: Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille. The Company currently operates 34 restaurants across 19 states and Washington, DC. Each of its three concepts offers steaks and other menu selections, such as chops and fresh seafood, complemented by an extensive wine selection.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco’s Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO’S RESTAURANT GROUP, INC.

Condensed Consolidated Income Statements—Unaudited

(dollar amounts in thousands, except share and per share data)

	16 Weeks Ending		52 Weeks Ending
	December 25,	December 27,	December 25,	December 27,
	2012	2011	2012	2011
Revenues	$80,869	$71,880	$232,435	$198,625
Costs and expenses:
Costs of sales	24,603	21,942	71,093	60,743
Restaurant operating expenses	34,198	29,843	100,143	86,311
Marketing and advertising costs	1,550	1,620	4,682	4,246
Pre-opening costs	2,027	841	4,058	3,018
General and administrative costs	4,757	3,130	13,449	10,640
Management and accounting fees paid to related party	—	1,032	1,252	3,399
Asset advisory agreement termination fee	—	—	3,000	—
Public offering transaction bonuses	—	—	1,462	—
Depreciation and amortization	3,054	2,324	8,675	6,998

Operating income	10,680	11,148	24,621	23,270
Other income (expense), net:
Interest expense	(73)	(1,409)	(2,920)	(6,355)
Write-off of debt issuance costs	0	0	(1,649)	(2,501)
Other	62	160	113	(114)

Income from continuing operations before income taxes	10,669	9,899	20,165	14,300
Income tax expense	2,829	3,153	5,592	4,653

Income from continuing operations	$7,840	$6,746	$14,573	$9,647

Discontinued operations, net of income tax	(276)	284	(819)	(674)

Net income	$7,564	$7,030	$13,754	$8,973

Basic and diluted income per common share:
Continuing operations	$0.33	$0.38	$0.71	$0.54
Discontinued operations	(0.01)	0.01	(0.04)	(0.04)

Basic and diluted income per share	$0.32	$0.39	$0.67	$0.50

Shares used in computing net income per common share:
Basic and Diluted	23,794,667	17,994,667	20,432,579	17,994,667

DEL FRISCO’S RESTAURANT GROUP, INC.

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 25,	December 27,
	2012	2011
	(unaudited)
Cash and cash equivalents	$10,763	$14,119
Total assets	258,385	234,274
Long-term debt	—	70,000
Total stockholders’ equity	177,901	95,872

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of the asset advisory agreement termination fee, related party management fees and expenses, the write-off of debt issuance costs, and the public offering transaction bonus, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our IPO as well as the discontinuation of the asset advisory agreement. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, public offering transaction bonuses and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

Adjusted Net Income Reconciliation

	16 Weeks Ending		52 Weeks Ending
	December 25,	December 27,	December 25,	December 27,
	2012	2011	2012	2011
Adjusted Net Income:
Pre-tax Income from continung operations	$10,669	$9,899	$20,165	$14,300
Asset advisory agreement termination fee	—	—	3,000	—
Management and accounting fees paid to related party	—	1,032	1,252	3,399
Write-off of debt issuance costs	—	—	1,649	2,501
Public offering transaction bonuses	—	—	1,462	—

Adjusted Pre-tax Income	10,669	10,931	27,528	20,200
Income Tax (@ 30%)	3,201	3,279	8,258	6,060

Adjusted Net Income	$7,469	$7,652	$19,270	$14,140

Basic and Diluted EPS (Adjusted)	$0.31	$0.43	$0.94	$0.79

Segment Information and Restaurant-Level EBITDA Reconciliation

	16 Weeks Ending December 25, 2012 (unaudited)
	Del Frisco’s		Sullivan’s		Del Frisco’s Grille		Consolidated
Revenues	$43,404	100.0%	$27,298	100.0%	$10,167	100.0%	$80,869	100.0%
Costs and expenses:
Cost of sales	13,370	30.8%	8,333	30.5%	2,900	28.5%	24,603	30.4%
Restaurant operating expenses	16,117	37.1%	12,836	47.0%	5,245	51.6%	34,198	42.3%
Marketing and advertising costs	675	1.6%	678	2.5%	197	1.9%	1,550	1.9%

Restaurant-level EBITDA	13,242	30.5%	5,451	20.0%	1,825	18.0%	20,518	25.4%

Pre-opening costs							2,027	2.5%
General and administrative							4,757	5.9%
Depreciation and amortization							3,054	3.8%

Operating Income							$10,680	13.2%

Restaurant operating weeks	148		304		75		527
Average unit volume	$4,692		$1,437		$2,169		$2,455

	16 Weeks Ending December 27, 2011 (unaudited)
	Del Frisco’s		Sullivan’s		Del Frisco’s Grille		Consolidated
Revenues	$40,085	100.0%	$27,645	100.0%	$4,150	100.0%	$71,880	100.0%
Costs and expenses:
Cost of sales	12,483	31.2%	8,329	30.1%	1,130	27.2%	21,942	30.5%
Restaurant operating expenses	15,032	37.5%	12,513	45.3%	2,298	55.4%	29,843	41.5%
Marketing and advertising costs	779	1.9%	746	2.7%	95	2.3%	1,620	2.3%

Restaurant-level EBITDA	11,791	29.4%	6,057	21.9%	627	15.1%	18,475	25.7%

Pre-opening costs							841	1.1%
General and administrative							3,130	4.5%
Management and accounting fees paid to related party							1,032	1.4%
Depreciation and amortization							2,324	3.2%

Operating Income							$11,148	15.5%

Restaurant operating weeks	144		304		21		469
Average unit volume	$4,454		$1,455		$3,162		$2,452